Exhibit 23(b)




                  [Letterhead of Stoy, Malone & Company, P.C.]


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of our report dated September 30, 1998, relating to the audited historical summary of gross income and direct operating expenses of Northern Virginia Industrial Park for the year ended December 31, 1997, which report is included in the Trust's Current Report on Form 8-K dated October 15, 1998, and of our report dated December 4, 1998, relating to the audited historical summary of gross income and direct operating expenses of Woodburn Medical Park for the year ended December 31, 1997, which report is included in the Trust's Current Report on Form 8-K dated November 30, 1998.

STOY, MALONE & COMPANY, P.C.

/s/ Stoy, Malone & Company, P.C.

Bethesda, Maryland
June 29, 1999